                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Amended Agreement") is made and entered into as of the __ day of October, 2001, by and between VCA Antech, Inc., a Delaware corporation (the "Company") and Arthur J. Antin, an individual ("Officer").

                                 R E C I T A L S

        A. Officer is currently employed as Chief Operating Officer, Senior Vice President and Secretary of the Company pursuant to an Employment Agreement (the "Employment Agreement") between the Company and Officer dated as of September 20, 2000.

        B. The Company and Officer desire to amend and restate the Employment Agreement regarding the terms and conditions of Officer's employment by the Company.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Officer agree as follows:

        1.       EMPLOYMENT.
                 ----------

        Company hereby employs Officer, and Officer hereby accepts such employment, as Chief Operating Officer, Senior Vice President and Secretary of the Company, on the terms and subject to the conditions set forth herein.

        2.       CAPACITY AND DUTIES.
                 --------------------

        2.1 Officer shall serve the Company as its Chief Operating Officer, Senior Vice President and Secretary and shall report directly to the Chief Executive Officer of the Company.

        2.2 Subject to the direction and control of the Chief Executive Officer, Officer shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are prescribed by the Bylaws of the Company and which are customarily vested in the office of chief operating officer of a corporation.

        2.3 Officer shall devote his business time, energy and efforts faithfully and diligently to promote the Company's interests.

        2.4 The terms of this Section 2 shall not prevent Officer from investing or otherwise managing his assets in such form or manner as he chooses and spending such time, whether or not during business hours, as he deems necessary to manage his investments, so long as he is able to fulfill his duties pursuant to Section 2 above.

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                2.5 Except for routine travel incident to the business of the
Company, Officer shall perform his duties and obligations under this Amended Agreement principally from an office provided by the Company in Los Angeles, California or the surrounding area.

        3.      TERM.
                ----

         This Amended Agreement shall be effective as of the date hereof (the "Effective Date") and shall govern Officer's employment from and after such date. As of any given date, (the "Date of Determination"), Officer's employment shall terminate on the third anniversary of the Date of Determination, unless sooner terminated in accordance with the provisions of this Amended Agreement or extended by an amendment executed by the Company and the Officer (the "Term"). Accordingly, there shall always for all purposes be a minimum of at least three years remaining on the Term under this Amended Agreement.

        4.      COMPENSATION.
                ------------

                4.1      Base Salary.
                         -----------

                        4.1.1 As compensation for services rendered under this Amended Agreement, the Company shall pay to Officer a base salary (the "Base Salary") computed in accordance with Section 4.1.2 below during the Term, payable in accordance with the normal payroll procedures of the Company.

                        4.1.2 During the Term, Officer's Base Salary shall be $410,400 and shall be adjusted as provided in this Section. Commencing on January 1, 2002 and on each anniversary thereafter, or from time to time at the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"), Officer's Base Salary shall be reviewed by the Compensation Committee and may be increased, but may never be decreased, in the sole discretion of the Compensation Committee. In determining whether to increase Officer's Base Salary the Compensation Committee may engage a reputable compensation consulting firm to determine comparable compensation packages provided to executives in similarly situated companies.

                        4.1.3 The Company may deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.

                        4.2 Cash Bonus Plan. The Compensation Committee shall
                            ---------------
adopt a cash bonus plan designed to provide Officer an opportunity to earn annual cash bonuses during each calendar year during his employment which, when added to Officer's Base Salary, shall provide Officer a level of compensation comparable to compensation generally prevailing for other senior officers of publicly traded companies which are comparable to the Company. The factors to be used to select which companies are comparable to that of the Company shall include, but not be limited to, industry group, revenues, operating income, growth rate, number of employees and location. The annual performance goals to be met (the "Annual Performance Goal") in order to earn portions or all of the bonus provided under the plan shall be determined through consultation between the Officer and the Compensation Committee. If requested by the Compensation Committee or Officer, the Company shall retain a reputable, nationally

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recognized compensation consultant to assist the Compensation Committee in identifying comparable companies and to make recommendations regarding the structure and amount of the cash bonus plan. The amount of the cash bonus for any particular calendar year shall be determined as follows: (i) if Officer substantially achieves the Annual Performance Goal for such calendar year, Officer shall receive a cash bonus of at least 45% of the Officer's Base Salary for such calendar year; and (ii) if Officer exceeds the Annual Performance Goal for such calendar year, Officer shall receive a cash bonus between 45% and 90% of the Officer's Base Salary for such calendar year. If this Amended Agreement is terminated in the middle of a calendar year, Officer shall receive a cash bonus for services rendered through the Termination Date (as defined below) equal to the cash bonus he would have received for the entire calendar year, pro rated through the Termination Date. All cash bonuses hereunder shall be paid to Officer within five business days following the date the audited consolidated financial statements for the Company for the applicable calendar year become available.

                4.3 Stock Options. All options granted to Officer after the
                    -------------
Effective Date, whether pursuant to a Company Stock Option Plan or otherwise, shall vest in 24 equal monthly installments commencing on the first day of each month following the month in which such options are granted. All options to purchase the Company's Common Stock currently outstanding or which may be granted to Officer whether pursuant to a Company Stock Option Plan or otherwise and notwithstanding the provisions of any other agreement to the contrary, may be exercised by Officer or by Officer's family by delivery of a promissory note in the amount of the total exercise price of the option (the "Exercise Price"). The promissory note shall bear interest at the then current thirty year U.S. treasury bond rate, shall be nonrecourse except to the security referred to in the following clause, shall be secured by the Common Stock of the Company so purchased, and shall be payable in full (principal and interest) on the fourth anniversary of the date of the purchase of the shares. Notwithstanding the foregoing, Officer shall apply all proceeds from the sale of the shares so purchased by delivery of a promissory note to the repayment of principal and interest outstanding under the note until all principal and interest is paid in full. The Company shall maintain an effective registration statement covering the shares underlying the options granted to Officer whether pursuant to a Company Stock Option Plan or otherwise.

                4.4      Benefits.
                         --------

                        4.4.1 Vacation. Officer shall be entitled to five weeks
                              --------
paid vacation for each calendar year during Officer's employment; provided, however, that vacation shall only be taken at such times as not to interfere with the necessary performance of Officer's duties and obligations under this Amended Agreement.

                        4.4.2 Automobile. The Company shall provide Officer with
                              ----------
the use of a luxury automobile that is selected by Officer and approved by the Compensation Committee, the cost (the "Automobile Cost") of which during the first year of the Term shall not be less than the cost that the Company currently provides for Officer's use of an automobile. Commencing January 1, 2002 and continuing annually thereafter, the Automobile Cost may, at Officer's sole discretion, be increased 5% per annum. On the earlier of significant damage or destruction or attaining two years of age, the Company shall replace such automobile with a new automobile selected by Officer and approved by the Compensation Committee. The Company shall pay all

                                       3

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costs of insurance, repair, maintenance and operation of such automobile. At the end of the two year period referred to herein (or termination of employment, if earlier), Officer may, but is not obligated to, purchase the automobile for the book value of the automobile on the Company's financial records.

                        4.4.3 Club Memberships. The Company shall reimburse
                              ----------------
Officer for the initiation and monthly dues for Officer's membership in two health clubs selected by Officer, provided the aggregate of such dues shall not exceed $1,000 per month during the first year of the Term. Commencing January 1, 2002, and continuing annually thereafter, such monthly dues may, at Officer's sole discretion, increase 5% per annum.

                       4.4.4 Other Benefits; Insurance. During the term of
                             -------------------------
Officer's employment under this Amended Agreement, if and to the extent eligible, Officer shall be entitled to participate in all operative Officer benefit and welfare plans of the Company then in effect ("Company Officer Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this Section 4.4.4 shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Officer Benefit Plan at any time (whether during or after the Term) except that the Company will at all times during the Term and any severance period referred to in Section 8 or 9 hereof maintain medical insurance (including Exec-U-Care Medical Reimbursement Insurance or a substantially similar policy) covering Officer and his dependents with benefits at least as favorable as those provided by the Company to its executives as of the date of termination.

                     4.4.5 Reimbursement. Officer shall be entitled to
                           -------------
reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Amended Agreement. Reimbursement shall be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.

        5.       INDEMNIFICATION.
                 ---------------

        The Company and Officer are parties to an Indemnification Agreement, pursuant to which, inter alia, the Company has agreed, on the terms and conditions therein set forth, to indemnify Officer against certain claims arising by reason of the fact that he is or was an officer or director of the Company.

        6.       TRADE SECRETS.
                 -------------

        Officer will not at any time during the Term and for the three year period thereafter, in any fashion, form, or manner, unless specifically consented to in writing by the Company, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, except in the ordinary course of the Company's business. All equipment, notebooks, documents, memoranda, report, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the

                                       4

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business of the Company, which Officer shall prepare, use, construct, observe, possess or control, shall be and remain the Company's sole property. Officer's obligation under the preceding sentence shall continue in effect after the end of Officer's employment with the Company and the obligations shall be binding on Officer's assigns, heirs, executors, administrators, and other legal representatives.

        7.       RETURN OF CORPORATE PROPERTY AND TRADE SECRETS.
                 ----------------------------------------------

         Upon termination of this Amended Agreement for any reason, Officer, or his estate in the event of his death, shall turn over to the Company all correspondence, property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates or comprising or relating to the Trade Secrets.

        8.       TERMINATION OF EMPLOYMENT.
                 -------------------------

                8.1      Termination in Case of Death.
                         ----------------------------

                8.1.1 Officer's employment hereunder shall terminate immediately upon the death of Officer.

                8.1.2 Upon termination of Officer's employment pursuant to this
Section 8.1, the Company shall pay to Officer's estate, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned during the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.1). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer and which would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide for the benefit of Officer's family the medical benefits referred to in Section 4.4.4 hereof for the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.1).

                8.2      Termination in Case of Disability.
                         ---------------------------------

                8.2.1 If Officer suffers a physical or mental disability which results in Officer being unable to perform his duties hereunder for a 26 consecutive week period, then the Board of Directors shall select a qualified physician to examine Officer and review his physical and mental capacity. If such physician determines in good faith that such physical or mental disability renders Officer incapable of performing his duties hereunder for a period of at least 26 consecutive weeks following the date of such physician's written opinion, then Officer's employment shall terminate effective 26 weeks following the date of such physician's written opinion.

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               8.2.2  Upon termination of Officer's employment pursuant to this
Section 8.2, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned as Base Salary during the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.2); provided however, such amount shall be reduced by the amount of any payments to be paid to Officer under any long-term disability insurance policy maintained by the Company for the benefit of Officer pursuant to Section 4.4.4. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer and which would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits referred to in Sections 4.4.2,
4.4.3 and 4.4.4 hereof for the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.2).

          8.3  Termination by Officer for Cause.
               --------------------------------

               8.3.1 The employment of Officer hereunder shall terminate immediately upon written notice delivered by Officer to the Company upon the occurrence of any of the following events:

                      8.3.1.1 The willful breach of any of the material obligations of the Company to Officer under Amended Agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days.

                      8.3.1.2 The Company's chief executive offices are moved to a location outside of Los Angeles County, California; or

                      8.3.1.3 Officer fails to be reelected to, or is removed from, the Board of Directors of the Company.

               8.3.2  Upon termination of Officer's employment pursuant to this
Section 8.3, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, (y) the amount Officer would have earned as Base Salary during the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.3), plus an amount equal to three times (i) in the event no previous bonus has been paid or is payable pursuant to this Amended Agreement, 20% of Officer's Base Salary, or (ii) in the event at least one bonus has been paid or is payable to Officer, the greater of (a) the last annual bonus paid or payable to Officer pursuant to this

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Amended Agreement; and (b) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Amended Agreement. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits that would otherwise be payable to Officer pursuant to Sections 4.4.2, 4.4.3 and 4.4.4 hereof for the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.3).

          8.4  Termination by Officer Without Cause.
               ------------------------------------

               8.4.1 This Amended Agreement shall terminate immediately upon delivery to the Company of written notice of termination by Officer without cause.

               8.4.2 Upon termination of this Amended Agreement pursuant to this Section 8.4, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date.

          8.5  Termination by the Company Without Cause.
               ----------------------------------------

               8.5.1 The employment of Officer shall terminate immediately upon delivery to Officer of written notice of termination by the Company, which shall be deemed to be "without cause" unless termination is expressly stated to be pursuant to Sections 8.1 or 8.2.

               8.5.2 Upon termination of this Officer's employment pursuant to this Section 8.5, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount Officer would have earned as Base Salary during the remaining scheduled Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.5), plus an amount equal to three times (i) in the event no previous bonus has been paid or is payable pursuant to this Amended Agreement, 20% of Officer's Base Salary, or (ii) in the event at least one bonus has been paid or is payable to Officer, the greater of (i) the last annual bonus paid or payable to Officer pursuant to this Amended Agreement; and (b) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Amended Agreement. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all options to purchase the Common Stock of the Company which have been granted to Officer shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option, and (y) the Company shall continue to provide to Officer all other benefits that would otherwise be payable to Officer

                                       7

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pursuant to Sections 4.4.2, 4.4.3 and 4.4.4 hereof for the remaining scheduled
Term of the Amended Agreement (computed without regard to the termination of the Amended Agreement pursuant to this Section 8.5).

          8.6  Termination by the Company For Cause.
               ------------------------------------

               8.6.1 The employment of Officer hereunder shall terminate immediately upon written notice delivered by the Company to the Officer of termination for "cause" by reason of Officer's conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or
(y) any crime of moral turpitude.

               8.6.2 Upon termination of this Amended Agreement pursuant to this Section 8.6, the Company shall pay to Officer, on the Termination Date, all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by the Officer to the Company through the Termination Date in a lump sum payment. The Company shall have no further obligation to the Officer pursuant to this Amended Agreement.

          8.7  Termination Date. For purposes of this Section 8, the term,
               ----------------
"Termination Date" shall mean that date on which Officer's employment is terminated pursuant to this Section 8.

     9.   SEVERANCE PAYMENTS UPON CHANGE IN CONTROL.
          -----------------------------------------

          9.1  Severance Payment. Upon the occurrence of a Change in Control (as
               -----------------
defined in Section 9.5 below) of the Company, the employment of Officer hereunder shall terminate and the Company, in lieu of any payment otherwise due under Section 8 hereof, shall pay to Officer in cash, on the fifth day following the date on which the Change of Control occurs (which for the purposes of this Section 9 shall be the Termination Date), the following:

               9.1.1 All accrued and unpaid salary and other compensation payable to Officer by the Company for services rendered by Officer to the Company through the Termination Date;

               9.1.2 All accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date; and

               9.1.3 Severance pay in an amount equal to (x) the Base Salary Officer would have earned during the remaining scheduled Term of the Amended Agreement (computed without regard to the Change in Control described in this Section 9), plus an amount equal to three times (y) (i) in the event no previous annual bonus has been paid or is payable pursuant to this Amended Agreement, 20% of Officer's Base Salary, or (ii) in the event at least one annual bonus has been paid or is payable to Officer, the greater of (a) the last annual bonus paid or payable to Officer pursuant to this Amended Agreement, or (b) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Amended Agreement.

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

          9.2  Continuation of Benefits.  The Company shall continue for the
               ------------------------
remaining scheduled Term of the Amended Agreement (computed without regard to the Change in Control described in this Section 9), to provide Officer with all benefits that would have been payable to him pursuant to Sections 4.4.2, 4.4.3 and 4.4.4 hereof if Officer had been employed by the Company during such period.

          9.3  Vesting of Options.  In addition to the foregoing, and
               ------------------
notwithstanding the provisions of any other agreement to the contrary, upon the occurrence of a Change in Control, all options to purchase Common Stock of the Company which have been granted to Officer by the Company shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option.

          9.4  Provision of Services Following Change in Control.  At the
               -------------------------------------------------
request of the Company, Officer shall continue to serve hereunder for a period of up to 180 days following the Termination Date. If the Company requests Officer to perform such services, Officer shall be compensated from and after the Termination Date for the period that Officer actually remains employed by the Company at his then current Base Salary. Any such amounts payable to Officer shall be in addition to and not in lieu of the amounts payable to Officer under
Section 9.1 above. Upon the later to occur of an occurrence of a Change of Control or the termination of any period during which Officer continues to provide services as aforesaid, Officer's employment hereunder shall terminate.

          9.5  Change in Control. For purposes of this Section 9, "Change in
               -----------------
Control" of the Company shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another Person as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or a significant portion of the assets of the Company (for purposes of this definition, the sale of the stock or assets of two or more of the Company's existing subsidiaries shall be deemed to be a sale of a significant portion of the Company's assets), or (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any Person who is not now the owner of 10% or more of the Company's outstanding equity securities shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding equity securities, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors in the beginning of the period.

          The parties believe that the payments pursuant to Sections 8 and 9 hereof do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief, if any benefit under these sections constitutes an "Excess Parachute Payment" the Company shall pay to Officer an additional amount (the "Tax Payment") such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. Such Tax Payment shall be paid to Officer concurrently with the severance payment referred to in Section 9.1 above.

     10.  NO MITIGATION.
          -------------

          The payments required to be paid to Officer by Company pursuant to Sections 8 and 9 shall not be reduced by or mitigated by amounts which Officer earns or is capable of earning during any period following his Termination Date.

     11.  INJUNCTIVE RELIEF.
          -----------------

          Officer hereby recognizes, acknowledges and agrees that in the event of any breach by Officer of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Officer therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Officer of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Officer hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 11. shall be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Officer at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Officer of any of his covenants, agreements, duties or obligations hereunder.

     12.  MISCELLANEOUS.
          -------------

          12.1 Entire Agreement.  This Amended Agreement contains the entire
               ----------------
understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both Officer and the Company.

          12.2 Limited Liabilities.  All liabilities incurred by Officer in his
               -------------------
capacity as an officer hereunder shall be incurred for the account of the Company, and Officer shall not be


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personally liable therefor. Officer shall not be liable to the Company, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, the Company shall, and hereby agrees to, indemnify, defend and hold Officer harmless from and against any and all damages and/or loss or liability (including, without limitation, all costs of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Amended Agreement on the part of Officer.

          12.3  Notices.  All notices, requests and other communications
                -------
(collectively, "Notices") given pursuant to this Amended Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

         If to the Company:                 VCA Antech, Inc.
                                            12401 West Olympic Boulevard
                                            Los Angeles, CA 90064-1022
                                            Attention: Board of Directors
                                            Facsimile No.: (310) 571-6710

         If to Officer:                     Arthur J. Antin

                                            ------------------------------------

                                            ------------------------------------

     Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 12.3.

          12.4  Governing Law.  This Amended Agreement has been made and entered
                -------------
into in the state of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

          12.5  Counterparts.  This Amended Agreement may be executed in any
                ------------
number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          12.6  Severable Provisions.  The provisions of this Amended Agreement
                --------------------
are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

          12.7  Successors and Assigns.  This Amended Agreement and all
                ----------------------
obligations and benefits of Officer and the Company hereunder shall bind and inure to the benefit of Officer and the Company, their respective affiliates, and their respective successors and assigns.

          12.8  Amendments and Waivers.  No amendment or waiver of any term or
                ----------------------
provision of this Amended Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Amended Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

          12.9  Title and Headings.  The titles and headings contained in this
                ------------------
Amended Agreement are included for convenience only and form no part of the agreement between the parties.

          12.10 Survival.  Notwithstanding anything to the contrary contained
                --------
herein, the provisions of Sections 6, 7, 8, 9, 10 and 11 shall survive the termination of this Amended Agreement.

         IN WITNESS WHEREOF, this Amended Agreement has been executed as of the date first set forth above.

                                 "THE COMPANY" VCA ANTECH, INC.



                                 By:
                                     -------------------------------------------
                                 Its:
                                      ------------------------------------------


ACCEPTED AND AGREED TO:



----------------------------
Arthur J. Antin

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